------
FORM 4                                 U.S. SECURITIES AND EXCHANGE COMMISSION
------                                           Washington D.C.  20549

[  ] Check this box if               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
     no longer Subject
     to Section 16.    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                         Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                  Section 30(f) of the Investment Company Act 1940
--------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol   |6.Relationship of Reporting Person to  |
|                                        |                                             |  Issuer (Check all Applicable)        |
|   Hansen,        Linda          R.      |  C&D TECHNOLOGIES, INC.    (CHP)            |                                       |
|----------------------------------------|---------------------------------------------| ___ Director       ___ Owner          |
|   (Last)        (First)        (MI)    |3.IRS Identification  |4.Statement for       |                                       |
|                                        |  Number of Reporting |  Month/Day/Year      | _X_ Officer (give  ___ Other          |
|    c/o C& D Technoligies, Inc.         |  Person, if an entity|                      |       title below)     (Specify below)|
|    1400 Union Meeting Road             |  (Voluntary)         |     02/26/03         |  Vice President, General Counsel      |
|                                        |                      |                      |   and Corporate Secretary             |
|----------------------------------------|                      |----------------------|---------------------------------------|
|          (Street)                      |                      |5.If Amendment,       |7.Individual or Joint/Group Filing     |
|                                        |                      | Date of Original     |  (Check Applicable Line)              |
|                                        |                      | (Month/Day/Year)     |                                       |
|                                        |                      |                      | _X_ Form filed by One Reporting Person|
|    Blue Bell,      PA       19422      |                      |                      |                                       |
|                                        |                      |                      | ___ Form filed by More than One       |
|                                        |                      |                      |     Reporting Person                  |
|----------------------------------------|----------------------|----------------------|---------------------------------------|
|  (City)            (State)     (Zip)                                                                                         |
|                                       TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned        |
|------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security |2.Transac-   |2A. Deemed  |3.Trans.  |4.Security Acquired (A)|5.Amount of        |6.          |7.Nature of |
|  (Instr. 3)        |  tion Date  |Execution   |  Code    |  or Disposed of (D)   | Securities        |Ownership   |  Indirect  |
|                    | (Mon/Day/Yr)|Date, if any|(Instr. 8)|  (Instr. 3, 4 & 5)    | Beneficially Owned|Form Direct |  Beneficial|
|                    |             |(Month/Day/ |      |   |      |(A) |           | Following Reported|(D) or      |  Ownership |
|                    |             |Year)       |      |   |      | or |           | Transactions      |Indirect (I)|  (Instr. 4)|
|                    |             |            | Code | V |Amount|(D) |Price      | (Instr. 3 and 4)  |            |            |
|--------------------|-------------|------------|-----------------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            | By 401(k)  |
| Common Stock       |             |            |      |   |      |    |           |  1,291.134        |   I        | Plan (1)   |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|----- |----|-----------|-------------------|------------|------------|
|                    |             |            |      |   |      |    |           |                   |            |            |
|                    |             |            |      |   |      |    |           |                   |            |            |
|--------------------|-------------|------------|------|---|------|----|-----------|-------------------|------------|------------|

Reminder: Report of a separate line for each class securities owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v)

                                                                   SEC1474(9-02)
                                                                    PAGE: 1 of 2

FORM 4 (continued)        TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible security)
-----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of|2.Conver-|3.   |3A.     |4.Tran-  |5.Number of      |6.Date     |7.Title and     |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|Deemed  |saction  |  Derivative     |Exercisable|  Amount of     |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |Exec.   |Code     |  Securities     |and        |  Underlying    |Security  |Derivative|Form| Indirect |
|(Instr. 3)|Price of |(Mon/|Date, if|(Instr.8)|  Acquired (A) or|Expiration |  Securities    |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  |Day/ |any     |         |  Disposed of (D)|Date       |                |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|(Month/ |         | (Instr. 3,4 & 5)|(Month/Day/| (Instr. 3 & 4) |          |cially    |    |(Instr. 4)|
|          |Security |     |Day/    |         |                 | Year)     |                |          |Owned     |Dir.|          |
|          |         |     |Year)   |---------|-----------------|-----------|----------------|          |Following |D)  |          |
|          |         |     |        |     |   |        |        |     |     |      |Amount or|          |Reported  |or  |          |
|          |         |     |        |     |   |        |        |Date |Date |Title |Number of|          |Trans.    |    |          |
|          |         |     |        |Code | V |  (A)   |  (D)   |Exbl.|Exp. |      |Shares   |          |(Instr. 4)|(I) |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----------|------|---------|----------|---------------|----------|
|Employee  |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|Stock     |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|Option    |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|(Right to |         |2/24/|        |     |   |        |        |     |2/24/|Common|         |          |          |    |          |
| Buy)     | 16.48   |03   |        | A   |V  |  21,000|        |(2)  |13   |Stock | 21,000  |          |21,000    |D   |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------| ----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|          |         |     |        |     |   |        |        |     |     |      |         |          |          |    |          |
|----------|---------|-----|--------|-----|---|--------|--------|-----|-----|------|---------|----------|----------|----|----------|

Explanation of Responses:

(1) Between September 1, 2003 and January 31, 2003 the reporting person acquired 95.549 shares of C&D Technologies, Inc. common stock under the C&D Technologies 401(k) plan. Shares owned are estimated based upon units held by reporting person under the C&D Technologies Stock Fund of the 401(k) Plan as of January 31, 2003.

(2) The option vests in three equal annual installments beginning on February 24, 2004.




                                      /s/ Linda R. Hansen             02/26/03
                                     ------------------------------- ----------
                                     **Signature of Reporting Person   Date

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.
                                                                   SEC1474(9-02)
                                                                     PAGE 2